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                                                                  EXHIBIT 10(z)



                                        February 2, 1998


Mr. Mark M. Feldman
27 Hampton Road
Scarsdale, NY 10583

Dear Mark:

         This letter will memorialize the understanding between Lynch Corporation and Mark M. Feldman (respectively, "Lynch" and Feldman"; collectively the "Parties") regarding the employment of Feldman by Lynch as Executive Vice President - Corporate Development. This letter accurately sets forth the understanding of the Parties; upon its execution it will be a binding contract between them.

I        Feldman will:

         A.      Report to the Chief Executive Officer of Lynch.

         B. Be responsible for the implementation or effectuation of transactions that were approved by Lynch that either may be requested of him ("Delegated Transaction") or may be identified, or otherwise originated, and introduced by him ("Introduced Transaction"). Without intending to limit the scope of any such transactions:

                 1. Examples of Delegated Transactions are transactions intended to rationalize the asset bases of Lynch and its subsidiaries and affiliates (but excluding Mario
                          J. Gabelli and his affiliates), including, but not limited to, effectuating sales, mergers equity offering, or spin-offs of operations, acquisitions or dispositions of individual assets, the raising of capital for operating purposes, and any other transaction that is not an Introduced Transaction; and
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                 2.       Examples of Introduced Transactions are acquisitions
                          and investments for Lynch and its subsidiaries and affiliates (but excluding Mario J. Gabelli and his affiliates) and raising pools of investment capital (i.e., where Lynch raises and manages investment funds for third parties), that may be so identified, or otherwise originated, and introduced by him.

         C. Provide such other services as may be reasonably requested by the Chief Executive Officer of Lynch that are consistent with Feldman's background and training.

II       Lynch will:

         A. Make Feldman a corporate officer with the title of Executive Vice President - Corporate Development.

         B. Pay Feldman an annual salary of $250,000, reimburse his reasonable out-of-pocket expenses in accordance with company policies, and provide him with such insurance, retirement, and vacation benefits as are customarily provided by Lynch to its senior officers.

         C. Provide Feldman with twenty percent (20%) interests in the future net gain or profits (after an allowance for Lynch's customary return on capital for acquisitions and similar investments) generated by all such Introduced Transactions that are actually consummated.  The form and terms of each such interest to be determined on a case-by-case basis depending on the structure and characteristics of the particular underlying transaction. Feldman shall not transfer any such interests received, without Lynch's consent in the sole discretion. Any such interest shall not have any voting, approval, election, inspection, fiduciary or other similar ownership rights, except to the extent required by law, in which case Feldman hereby grants to Lynch an irrevocable proxy and power of attorney (which is coupled with an interest) to exercise such rights as Lynch deems appropriate in its sole discretion. If, in Lynch's sole discretion, a Feldman interest would adversely affect a transaction which Lynch desires to undertake, Feldman shall be required to agree to do with his interest what Lynch in its sole discretion
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                 elects.  Otherwise, Lynch shall have the right, upon notice to
                 Feldman, to acquire any such interest for cash at fair market value. If the parties are unable to agree on fair market value, the determination of fair value shall be submitted to a binding arbitration in accordance with the rules of the American Arbitration Association;

         D. Pay Feldman, at the sole discretion of Lynch, an annual bonus, part of Lynch's management bonus pool, based on Feldman's successful implementation or consummation of Designated Transactions or for any reason determined solely by Lynch;

         E. Provide Feldman with an office with his own Internet access and computer in the corporate headquarters of Lynch in Greenwich, Connecticut, or in Rye, New York.

III The term of this agreement shall be from February 2, 1998, through December 31, 1999. This agreement shall be terminable for cause at any time and it shall be terminable without cause after October 31, 1998, on three months notice. Upon termination, Feldman shall have the right to retain all equity interest earned herein as provided in paragraph IIC, above, and Lynch shall have the right to retain all pending Introduced Transactions, provided that (a) it shall elect such right in writing within thirty (30) days of Feldman's termination; and
         (b) it shall compensate Feldman in the manner described in paragraph IIC for any Introduced Transactions on which he spent substantial time prior to his termination and consummated within 6 months after termination on terms comparable to those discussed prior to termination of employment. Lynch shall have no other obligation to Feldman in connection with any termination of employment.

IV As originally proposed by Lynch, Feldman shall be allowed to conduct his financial advisory business as long as it does not conflict with his obligations hereunder. As originally proposed by Feldman, he will not undertake any significant new business without bringing it to the attention of Lynch. Feldman presently is a director of Baron Asset Fund and SNL Securities, Inc., and he represents that there is not present conflict between either such directorship and the functions herein contemplated. In the event that such a
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         conflict develops, however, Feldman will immediately resign the conflicting directorship.

Dated as of February 2, 1998.

Lynch Corporation                                Mark M. Feldman



By:                                              L/S:
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